Exhibit 10.2

EXECUTION VERSION

SERVICES AND COVENANT AGREEMENT

THIS SERVICES AND COVENANT AGREEMENT (this “Agreement”), dated as of June 11, 2018, is entered into by and between Cadence Bancorporation, a Delaware corporation (“Parent”), and J. Thomas Wiley, Jr. (the “Advisor”), to be effective upon the occurrence of the Effective Time (as defined in the Agreement and Plan of Merger, dated as of May 11, 2018 (the “Merger Agreement”), by and between Parent and State Bank Financial Corporation, a Georgia corporation (the “Company”)). If the Effective Time does not occur, this Agreement shall be null and void ab initio and of no further force and effect. All capitalized terms that are not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement.

WHEREAS, the Advisor has invaluable knowledge and expertise regarding the business of the Company;

WHEREAS, due to the Advisor’s knowledge and expertise, Parent wishes to have the cooperation of, access to, and services of the Advisor following the Effective Time;

WHEREAS, the covenants set forth herein, including without limitation the nonsolicitation and noncompetition covenants set forth in Section 5, are being entered into in connection with and for the purpose of furthering the transactions contemplated by the Merger Agreement, and the Advisor’s willingness to enter into this Agreement is a material consideration for Parent in connection with Parent’s willingness to enter into the Merger Agreement; and

WHEREAS, Parent and the Advisor have mutually agreed that the Advisor shall serve as a member of the Board of Directors of Parent (the “Parent Board”) and Chairman of the Board of Directors (the “Parent Bank Board”) of Cadence Bank, N.A., a national banking association (“Parent Bank”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and the Advisor hereby agree as follows:

1. Termination of Employment; Initial Payment; 2018 Prorated Bonus.

(a) Termination of Employment. Effective as of the date on which the Effective Time occurs (the “Effective Date”), the Advisor shall cease to be an employee of Parent, the Company, and their respective affiliates (as defined in the Merger Agreement).

(b) Initial Payment. In full satisfaction of the obligations under the Amended and Restated Employment Agreement, effective as of December 31, 2014 (the “Prior Agreement”), by and among the Company, State Bank and Trust Company, a Georgia banking corporation, and the Advisor, subject to the execution, delivery, and non-revocation of a general release of claims in favor of Parent in the form attached hereto as Exhibit A and in consideration for the restrictive covenants in the Prior Agreement as expanded by this Agreement (the “Payment Conditions”), the Advisor shall receive (i) $2,380,731, payable in a lump sum on the Effective Date (the “Severance Payment”), and (ii) a monthly cash payment equal to the employee’s premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as

amended (“COBRA”), for up to 36 months following the Effective Date in accordance with Section 3.3.2 of the Prior Agreement, in each case, subject to Sections 6 and 7(b). The Advisor shall not be entitled to any additional severance in connection with the Advisor’s termination of employment as of the Effective Date or other benefits under any plan or policy of Parent, the Company, or their respective affiliates, other than in respect of (A) Company equity awards granted prior to the date hereof, which shall be treated as provided in the applicable award agreements and the Merger Agreement, (B) any vested rights under any tax-qualified benefit plans of the Company, (C) the prorated bonus described in Section 1(c), and (D) any rights to continuation coverage under COBRA at the Advisor’s expense.

(c) 2018 Prorated Bonus. If the Effective Date occurs in 2018 and subject to the Payment Conditions, the Advisor shall be eligible to receive an annual incentive award under the annual incentive plan applicable to the Advisor immediately prior to the Effective Time, based on a target bonus of 50% of the Advisor’s annual base salary as of the date hereof ($550,000) and on the performance of the Company for 2018 through the Effective Date (as determined in the ordinary course and consistent with past practice), and prorated for the portion of the year elapsed prior to the Effective Date, payable no later than February 15, 2019. Notwithstanding the foregoing, in no event will the Advisor receive the prorated bonus hereunder if a bonus in respect of such period of services has previously been paid.

(d) Withholding. Notwithstanding Section 8(a), Parent or its applicable affiliate may deduct from each payment of compensation payable under this Section 1 all amounts required to be deducted and withheld in accordance with applicable federal, state, and local income tax, employment tax, and other withholding requirements.

2. Term. The Advisor shall render advisory services, on the terms and subject to the conditions set forth in this Agreement, for the period beginning on the Effective Date and ending on the first anniversary of the Effective Date, unless earlier terminated in accordance with Section 4 (the “Term”).

3. Services; Remuneration.

(a) Advisory Services. During the Term, the Advisor shall provide general advisory services as requested by the Chief Executive Officer of Parent Bank (the “CEO”) with respect to the business of Parent, including (i) maintaining and developing new relationships with customers and clients, (ii) advising with respect to community relations issues and building new relationships in Parent’s market area, (iii) continuing to be available to attend and make speeches at team member, industry, customer, and community events, and (iv) assisting on specific projects for Parent with respect to its business and the integration of the Company, each as may be reasonably requested by the CEO.

(b) Advisor Fee; Expense Reimbursement; Office. In consideration for agreeing to provide the services set forth in Section 3 and for the restrictive covenants set forth in the Prior Agreement, as expanded by Section 5, during the Term, the Advisor shall be paid an annual advisory fee of $100,000 (the “Advisor Fee”), payable in equal monthly installments in arrears no later than the fifth business day of each calendar month, with the first and last such payments to be prorated as necessary to reflect a period of service that is less than a full month.

Parent shall reimburse the Advisor pursuant to Parent’s reimbursement policies as in effect from time to time for reasonable business expenses incurred by the Advisor in connection with the performance of the services described in this Section 3. During the Term, Parent shall provide the Advisor with an office in Atlanta, Georgia.

(c) Sole Consideration. Except as specifically provided herein and except for the compensation payable to the Advisor in respect of the Advisor’s services on the Parent Board and Parent Bank Board as in effect from time to time, the Advisor shall be entitled to no other compensation or benefits from Parent with respect to the advisory services, shall not be eligible to participate in or accrue benefits under any employee benefit plans of Parent and its affiliates, and shall not be credited with service or age credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of Parent or its affiliates.

(d) Separation from Service. Parent confirms that it is currently expected that the Advisor’s duties as an advisor shall not exceed 20% of the average level of bona fide services performed by the Advisor as an employee during the Advisor’s employment with the Company during the 36-month period immediately preceding the Effective Date, consistent with the parties’ intent that such termination of employment upon the Effective Date shall constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Termination.

(a) Termination. Either Parent or the Advisor may terminate the Term at any time and for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination.

(b) Payments upon Termination. Upon termination of the Term for any reason, Parent shall pay to the Advisor any earned but unpaid Advisor Fees for the services rendered prior to the date of termination and shall reimburse the Advisor for any business expenses incurred prior to such termination and for which the Advisor would be entitled to reimbursement pursuant to Section 3(b), in each case, within 10 business days following the date of termination. In addition, upon a termination of the Term by Parent without Cause (as defined below), the Advisor shall receive the unpaid Advisor Fees that the Advisor would have received had the Advisor continued to perform services under this Agreement for the original Term, to be paid at the times as such Advisor Fees would have been paid had the Advisor continued to perform services under this Agreement, subject to the Advisor’s continued compliance with the restrictive covenants set forth in Section 5 through the applicable payment dates.

(c) Definition of Cause. For purposes of this Agreement, “Cause” means (i) a material breach of the terms of this Agreement by the Advisor, including, without limitation, failure by the Advisor to perform the Advisor’s duties and responsibilities in the manner and to the extent required under this Agreement, which breach remains uncured after the expiration of 30 days following the delivery of written notice of such breach to the Advisor by Parent; (ii) conduct by the Advisor that (A) constitutes fraud, dishonesty, gross malfeasance of duty, or conduct grossly inappropriate to the Advisor’s office and (B) is demonstrably likely to lead to material injury to Parent or resulted or was intended to result in direct or indirect gain to or personal enrichment of the Advisor; (iii) conduct resulting in the conviction of the Advisor of a felony; or (iv) conduct by the Advisor that results in the permanent removal of the Advisor from his position as a service provider of Parent pursuant to a written order by any regulatory agency with authority or jurisdiction over Parent or Parent Bank.

5. Restrictive Covenants.

(a) Nondisclosure.

(i) Ownership of Information. All Parent Information (as defined below) received or developed by the Advisor while employed by Parent or its affiliates will remain the sole and exclusive property of Parent or such affiliate. For all purposes of this Section 5, references to Parent and its affiliates shall include the Company and its affiliates and any predecessor or successor entities.

(ii) Obligations of the Advisor. The Advisor agrees (A) to hold Parent Information in strictest confidence, and (B) not to use, duplicate, reproduce, distribute, disclose, or otherwise disseminate Parent Information or any physical embodiments thereof and may in no event take any action causing, or fail to take any action necessary to prevent, any Parent Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret. If the Advisor is required by law to disclose any Parent Information, the Advisor shall not make such disclosure unless (and then, only to the extent that) the Advisor has been advised by independent legal counsel that such disclosure is required by law and then only after prior written notice is given to Parent when the Advisor becomes aware that such disclosure has been requested and is required by law. This Section 5(a) shall survive for a period of 12 months following termination of this Agreement with respect to Confidential Information, and shall survive termination of this Agreement for so long as is permitted by the then-current Georgia Trade Secrets Act of 1990, O.C.G.A. §§ 10-1-760 to 767, with respect to Trade Secrets. Nothing contained herein shall limit the Advisor’s obligations as an officer and director of Parent and its affiliates.

(iii) Delivery upon Request or Termination. Upon request by Parent, and in any event upon termination of the Advisor’s service to Parent, the Advisor shall promptly deliver to Parent all property belonging to Parent and its affiliates, including, without limitation, all Parent Information then in the Advisor’s possession or control.

(b) Noncompetition. The Advisor agrees that, for a period of 36 months following the Effective Date (the “Restricted Period”), the Advisor shall not (except on behalf of or with the prior written consent of Parent), within the Area (as defined below), either directly or indirectly, on the Advisor’s own behalf or in the service or on behalf of others, whether as an employee, director, consultant, independent contractor, or in any other capacity that involves duties and responsibilities similar to those undertaken for Parent or its affiliates, engage in any business that is the same as or essentially the same as the Business (as defined below); provided, however, that this Section 5(b) shall not preclude the Advisor from engaging in any of the activities historically conducted by Bankers Capital Group, LLC, which include the acquisition of less than bank-quality debt, private equity investments, and investment fund sponsorship.

(c) Nonsolicitation of Customers. The Advisor agrees that, during the Restricted Period, the Advisor shall not (except on behalf of or with the prior written consent of Parent), on the Advisor’s own behalf or in the service or on behalf of others, solicit, divert, or appropriate or attempt to solicit, divert, or appropriate, directly or by assisting others, any business from any of Parent’s or its affiliates’ customers, including actively sought prospective customers, with whom the Advisor has or had material contact during the last 12 months of the Advisor’s employment with or service to Parent and its affiliates, for purposes of providing products or services that are competitive with those provided by Parent or its affiliates.

(d) Nonsolicitation of Employees. The Advisor agrees that, during the Restricted Period, the Advisor shall not on the Advisor’s own behalf or in the service or on behalf of others, solicit, recruit, or hire away or attempt to solicit, recruit, or hire away, directly or by assisting others, any employee of Parent or its affiliates, whether or not such employee is a full-time employee or a temporary employee of Parent or its affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will. A general advertisement for employment that is not targeted at any employee of Parent or its affiliates shall not constitute a breach of the Advisor’s obligations under this Section 5(d).

(e) Nondisparagement. The Advisor shall not at any time make any written or oral statements, representations, or other communications that disparage the business or reputation of Parent or any of its affiliates, or any officer, director, employee, stockholder, agent, or representative of, or consultant to, Parent or any such affiliate, other than to the extent necessary to respond in an appropriate and truthful manner to any legal process or give appropriate and truthful testimony in a legal or regulatory proceeding. Parent shall instruct its directors and executive officers (as such term is defined in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) not to at any time make any written or oral statements, representations, or other communications that disparage the business or reputation of the Advisor, other than to the extent necessary to respond in an appropriate and truthful manner to any legal process or give appropriate and truthful testimony in a legal or regulatory proceeding. Nothing in this Section 5(e) is intended to (i) prevent either party from conferring in confidence with its legal representatives, or (ii) prevent either party from responding publicly to incorrect, disparaging, or derogatory public statements to the extent reasonably necessary to correct or refute such statements.

(f) Remedies. The Advisor agrees that the covenants contained in this Section 5 are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests, and properties of Parent and its affiliates; and that irreparable loss and damage will be suffered by Parent and its affiliates should the Advisor breach any of the covenants. Therefore, the Advisor agrees and consents that, in addition to all the remedies provided by law or in equity, the Advisor shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Parent and the Advisor agree that all remedies available to Parent or the Advisor, as applicable, shall be cumulative. In addition, if the Advisor fails to comply with any of the covenants contained in this Section 5 and such failure shall not be cured to the reasonable satisfaction of Parent within 30 days after receipt of written notice thereof from Parent, then Parent shall thereupon be relieved of liability for all obligations then remaining under Sections 1, 3(b), and 4(b).

(g) Exceptions. The foregoing provisions of this Section 5 shall not prevent or limit the Advisor from complying with any applicable law or with the directive of any court or administrative body or agency having the legal authority to compel testimony from or the production of documents by the Advisor; provided, however, that the Advisor shall, to the extent not prohibited by law, (i) promptly notify Parent of any such intended disclosure prior to such disclosure, (ii) at the written request of Parent, diligently contest such disclosure at the expense of Parent, and (iii) at the written request of Parent, seek to obtain, at the expense of Parent, such confidential treatment as may be available under applicable laws for any information so disclosed. Notwithstanding any provision of this Agreement to the contrary (including this Section 5), nothing contained herein is intended to, or shall be interpreted in a manner that does, limit or restrict the Advisor from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Exchange Act).

(h) Certain Definitions. For purposes of this Agreement, the following terms have the meanings set forth below.

“Area” means the geographic area within the boundaries of the Atlanta-Sandy Springs-Roswell, Georgia metropolitan statistical area (“MSA”), the Athens-Clarke County, Georgia MSA, the Gainesville, Georgia MSA, the Savannah, Georgia MSA, the Macon, Georgia MSA, the Warner Robins, Georgia MSA, and the Augusta-Richmond County, Georgia MSA.

“Business” mean the business conducted by Parent and its affiliates, which is the business of banking, including the solicitation of time and demand deposits and the making of residential, consumer, commercial and corporate loans.

“Confidential Information” means data and information relating to the Business and its affiliates (which does not rise to the status of a Trade Secret) that is or has been disclosed to the Advisor or of which the Advisor became aware as a consequence of or through the Advisor’s relationship to Parent or its affiliates and which has value to Parent or its affiliates and is not generally known to its competitors. Without limiting the foregoing, Confidential Information shall include: (i) all items of information that could be classified as a trade secret pursuant to Georgia law; (ii) the names, addresses, and banking requirements of the customers of Parent and its affiliates and the nature and amount of business done with such customers; (iii) the names and addresses of employees and other business contacts of Parent and its affiliates; (iv) the particular names, methods, and procedures utilized by Parent and its affiliates in the conduct and advertising of its business; (v) application, operating system, communication, and other computer software and derivatives thereof, including, without limitation, sources and object codes, flow charts, coding sheets, routines, subrouting, and related documentation and manuals of Parent and its affiliates; and (vi) marketing techniques, purchasing information, pricing policies, loan policies, quoting procedures, financial information, customer data, and other materials or information relating to Parent and its affiliates’ manner of doing business.

“Parent Information” means Confidential Information and Trade Secrets.

“Trade Secrets” means information, without regard to form, including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans, or lists of actual or potential customers or suppliers that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

6. Certain Reduction of Payments.

(a) Reduced Payments. Notwithstanding any other provision of this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and the other payments and benefits that the Advisor has the right to receive from Parent, the Company, and their respective affiliates (the “Total Payments”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Code, the Advisor shall receive the Total Payments unless the (i) after-tax amount that would be retained by the Advisor (after taking into account all federal, state, and local income taxes payable by the Advisor and the amount of any excise taxes payable by the Advisor under Section 4999 of the Code that would be payable by the Advisor (the “Excise Taxes”)) if the Advisor were to receive the Total Payments has a lesser aggregate value than (ii) the after-tax amount that would be retained by the Advisor (after taking into account all federal, state, and local income taxes payable by the Advisor) if the Advisor were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Advisor shall be entitled only to the Reduced Payments. If the Advisor is to receive the Reduced Payments, the reduction shall be made by reducing the Severance Payment. All reasonable fees and expenses of the Accounting Firm shall be borne solely by Parent.

(b) Determinations. All determinations required to be made under this Section 6 and the assumptions to be utilized in arriving at such determination (including, without limitation, any determination regarding reasonable compensation for pre- or post-change of control services and in respect of the valuation of noncompetition provisions), shall be made by Golden Parachute Tax Solutions LLC (the “Accounting Firm”), which shall provide the full report of its determinations and any supporting calculations to Parent as soon as reasonably practicable following the Effective Date. The Accounting Firm shall consult with any compensation consultants, accounting firm, and/or other legal counsel selected by the Advisor in determining which payments to, or for the benefit of, the Advisor are to be deemed to be parachute payments. In connection with making determinations under this Section 6, the Accounting Firm shall take into account, to the extent applicable, the value of any reasonable compensation for services to be rendered by the Advisor before or after the applicable change in ownership or control, including the noncompetition provisions applicable to the Advisor under Section 5 and any other noncompetition provisions that may apply to the Advisor, and Parent and the Advisor shall cooperate in the valuation of any such services, including any noncompetition provisions. In addition, the Advisor shall take all action to mitigate the application of the Excise Taxes as reasonably requested by Parent.

7. Section 409A of the Code.

(a) General. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Section 409A of the Code and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. For purposes of Section 409A of the Code, the Advisor’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Advisor, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of the Advisor’s taxable year following the taxable year in which the expense was incurred.

(b) Specified Employee. Notwithstanding any other provision of this Agreement to the contrary, if the Advisor is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by Parent as in effect on the Effective Date), (i) any payment or other benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Advisor under this Agreement during the six-month period following the Advisor’s “separation from service” (as determined in accordance with Section 409A of the Code) on account of the Advisor’s separation from service shall be accumulated and paid to the Advisor on the first business day of the seventh month following the Advisor’s separation from service (the “Delayed Payment Date”). If the Advisor dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of the Advisor’s estate on the first to occur of the Delayed Payment Date or 30 days after the date of the Advisor’s death.

8. Miscellaneous.

(a) Status as a Nonemployee. Parent and the Advisor acknowledge and agree that, in performing services pursuant to this Agreement, the Advisor shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of or with Parent, the Company, or their respective affiliates and, subject to the Advisor’s compliance with Section 5, the Advisor’s services under Section 3(a) shall be non-exclusive. The Advisor acknowledges that, except as set forth in Section 1(d), the Advisor is and shall be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to compensation payable hereunder for the Advisor’s services rendered following the Effective Date.

(b) Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, as applicable, Parent and the Advisor and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees. This Agreement is personal in nature and the Advisor shall not, without the written consent of Parent, assign, transfer, or delegate this Agreement or any rights or obligations hereunder. Parent may not assign, transfer, or delegate this Agreement or any rights or obligations hereunder without the written consent of the Advisor.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to principles regarding the conflict of laws.

(d) Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by the Advisor and Parent. From and after the Effective Date, this Agreement shall supersede the Prior Agreement, and, except as specifically provided herein, the Advisor shall have no further rights under the Prior Agreement.

(e) Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Advisor:

At the address most recently on the books and records of Parent.

If to Parent:

Cadence Bancorporation

2800 Post Oak Boulevard

Suite 3800

Houston, Texas 77056

Attention: Samuel M. Tortorici

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(g) Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i) Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

CADENCE BANCORPORATION

By:	/s/ Jerry W. Powell
Name: Jerry W. Powell
Title: Executive Vice President and
General Counsel

/s/ J. Thomas Wiley, Jr.
J. Thomas Wiley, Jr.

[Signature Page to Services and Covenant Agreement]